Exhibit 21.1

LIBERTY STAR URANIUM & METALS CORP.

Subsidiaries

Name	Jurisdiction of Incorporation

Big Chunk Corp.	Alaska

Hay Mountain Holdings LLC	Arizona

Earp Ridge Mines LLC	Arizona